CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Return Optimization Securities due 2015	$2,983,670	$341.93

Pricing Supplement No. 155 Registration Statement No. 333-178081 Dated April 25, 2012 Filed Pursuant to Rule 424(b)(2)
Morgan Stanley Buffered Return Optimization Securities
Linked to the Dow Jones–UBS Commodity IndexSM due April 30, 2015

Investment Description

These Buffered Return Optimization Securities (the “Securities”) Linked to the Dow Jones–UBS Commodity IndexSM (the "Index") provide enhanced returns relative to the Index’s actual positive performance up to a Maximum Gain, but expose investors to the Index’s negative performance, subject to the Buffer described below.  If the Index Return is positive, Morgan Stanley will repay the Principal Amount at maturity plus pay a return equal to the Multiplier of 2 times the Index Return, up to the Maximum Gain of 30%.  If the Index Return is zero or negative but the Index's percentage decline is less than the 15% Buffer, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Index Return is negative and the Index's percentage decline is more than the 15% Buffer, Morgan Stanley will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors of 1% for every 1% decline beyond the Buffer.  Investing in the Securities involves significant risks.  Morgan Stanley will not pay any interest on the Securities.  You may lose up to 85% of your Principal Amount.  The downside exposure to the Index is buffered only if you hold the Securities to maturity.  Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Index has not declined by more than the 15% Buffer.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features		Key Dates
❑
Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain.  If the Index Return is negative, investors may be exposed to the negative Index Return at maturity.
		Trade Date Settlement Date Final Valuation Date* Maturity Date*	April 25, 2012 April 30, 2012 April 24, 2015 April 30, 2015
❑	Buffered Downside Market Exposure: If the Index Return is zero or negative, but the Index's percentage decline is less than the 15% Buffer, Morgan Stanley will repay the full Principal Amount at maturity. However, if the Index Return is negative and the Index's decline is more than the 15% Buffer, Morgan Stanley will pay less than the full Principal Amount at maturity resulting in a loss of principal to investors that is equal to the Index's decline in excess of 15%. Accordingly, you could lose up to 85% of your Principal Amount. The downside exposure is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Index has not declined by more than the 15% Buffer. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.

*  Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.  See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS.  THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering

We are offering Buffered Return Optimization Securities Linked to the Dow Jones–UBS Commodity IndexSM.  The return on the Securities is limited by, and will be subject to, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index	Multiplier	Maximum Gain	Buffer	Starting Level	CUSIP	ISIN
Dow Jones–UBS Commodity IndexSM	2	30%	15%	138.8026	61760T736	US61760T7366

See “Additional Information about Morgan Stanley and the Securities” on page 2.  The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense.  The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.25	$9.75
Total	$2,983,670	$74,591.75	$2,909,078.25

(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells; provided that UBS Financial Services Inc. selling to investors purchasing the Securities in fee-based advisory accounts at a purchase price of $9.75 per Security will receive no sales commission.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 18 of this pricing supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 18 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates.  In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Buffered Return Optimization Securities that are offered hereby.  Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley prospectus supplement dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your Principal Amount.

t  You can tolerate the loss of up to 85% of your Principal Amount and you are willing to make an investment that has similar downside market risk as the Index, subject to the Buffer at maturity.

t  You believe the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of 30%.

t  You understand and accept that your potential return is limited by the Maximum Gain of 30% and you are willing to invest in the Securities based on this Maximum Gain.

t  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

t  You are willing to hold the Securities to maturity, a term of three years, and accept that there may be little or no secondary market for the Securities.

t  You do not seek current income from your investment.

t  You understand the increased volatility and other risks associated with investing in commodities generally and commodities futures contracts specifically.

t  You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including any repayment of your principal.

t  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your Principal Amount.

t  You cannot tolerate the loss of up to 85% of your Principal Amount and you are not willing to make an investment that has similar downside market risk as an investment in the Index, subject to the Buffer at maturity.

t  You seek an investment that guarantees a full return of principal at maturity.

t  You believe that the level of the Index will decline during the term of the Securities, or you believe the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

t  You seek an investment that has unlimited return potential without a cap on appreciation.

t  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t  You seek current income from this investment.

t  You are unable or unwilling to hold the Securities to maturity, a term of three years, or you seek an investment for which there will be an active secondary market.

t  You do not understand the increased volatility and other risks associated with investing in commodities generally and commodities futures contracts specifically.

t  You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

t  You are unwilling to invest in the Securities with the Maximum Gain of 30%.

The investor suitability considerations identified above are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances.  You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms		Investment Timeline
Issuer	Morgan Stanley
Issue Price (per Security)
$10.00 for investors purchasing the Securities in brokerage accounts; $9.75 for investors purchasing the Securities in fee-based advisory accounts.  The Securities are offered at a minimum investment of 100 Securities.

Principal Amount	$10.00 per Security. The Payment at Maturity will be based on the Principal Amount per Security.
Term	3 years
Index	Dow Jones–UBS Commodity IndexSM
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the Index during the term of the Securities.

If the Index Return is greater than zero, Morgan Stanley will pay you an amount equal to the lesser of:

$10 + ($10 × Index Return × Multiplier);
and

$10 + ($10 × Maximum Gain).

If the Index Return is zero or negative, but the Index's percentage decline is not more than the Buffer, Morgan Stanley will pay you the $10 Principal Amount.

If the Index Return is negative and the Index's percentage decline is more than the Buffer, Morgan Stanley will pay you an amount calculated as follows:

$10 + [$10 × (Index Return + Buffer)]

In this case you could lose up to 85% of your Principal Amount.

Multiplier	2
Maximum Gain	30%
Buffer	15%
Index Return	Ending Level – Starting Level Starting Level
Starting Level	138.8026, which is the Closing Level on the Trade Date.
Ending Level	The Closing Level on the Final Valuation Date
Final Valuation Date	April 24, 2015, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
CUSIP / ISIN	61760T736 / US61760T7366
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS.  YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks.  Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
Your investment in the Securities may result in a loss of up to 85% of your Principal Amount.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of the full Principal Amount at maturity.  Morgan Stanley will only repay the full $10 Principal Amount per Security if the Index's percentage decline is not more than 15%, and will only make such payment at maturity.  If the Index's percentage decline exceeds 15%, the payout at maturity will be an amount in cash that is less than the $10 Principal Amount of each Security by an amount equal to the Index’s percentage decline in excess of the 15% Buffer.  Accordingly, you could lose up to 85% of your Principal Amount.

t
You may incur a loss on your investment if you sell your Securities prior to maturity. The 15% Buffer applies only at maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Index has not declined by more than the Buffer.

t
The Multiplier applies only at maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the return of the Index at the time of sale even if such return is positive and does not exceed the Maximum Gain.  You can receive the full benefit of the Multiplier and earn the potential Maximum Gain only if you hold your Securities to maturity.

t
Appreciation potential is limited.  The appreciation potential of Securities is limited by the Maximum Gain of 30% (which corresponds to a maximum Payment at Maturity of $13.00 per Security).  Therefore, although the Multiplier enhances positive Index Returns, you will not benefit from any positive Index Return that, when multiplied by the Multiplier, exceeds the Maximum Gain.  As a result, any increase in the Ending Level over the Starting Level by more than 15.0% of the Starting Level will not further increase the return on the Securities.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the value of the Index at any time and, in particular, on the Trade Date and the Final Valuation Date,

o	the volatility (frequency and magnitude of changes in value) of the Index,

o	the price and volatility of the commodity contracts that underlie the Index,

o	trends of supply and demand for the commodity contracts that underlie the Index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or commodities markets generally and which may affect the Starting Level and/or the Ending Level,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the value of the Index at the time of sale is at or below its Starting Level or if market interest rates rise.  You cannot predict the future performance of the Index based on its historical performance.  If the Index Return is less than -15%, you will receive at maturity an amount that is less than the $10 Principal Amount of each Security (and which could be significantly less) by an amount equal to the Index's decline in excess of 15%.  There can be no assurance that there will be any positive Index Return or that the Index’s percentage decline will not be more than 15%.  As a result, there can be no assurance that you will receive at maturity an amount in excess of 15% of the Principal Amount of the Securities.

t
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Securities, linked to commodities indices, commodities futures contracts or spot prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying index and the value of your Securities in varying and potentially inconsistent ways.  As a result of these or other factors, the level of the underlying index may be, and has recently been, volatile (see “Historical Information” on page 14).

t
Morgan Stanley cannot control actions by the sponsor of the Index and the sponsor of the Index has no obligation to consider your interests.  Morgan Stanley and its affiliates are not affiliated with CME Group Services LLC (“CME”) or UBS Securities LLC (“UBS Securities”), which are the sponsors of the Dow Jones–UBS Commodity IndexSM, the Index, and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index.  CME and UBS Securities are not involved in the offer of the Securities in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.  UBS Financial Services Inc. will act as dealer in regards to sales of the Securities and is an affiliate of UBS Securities, one of the Index sponsors.

t
The Securities do not provide direct exposure to commodity spot prices.  The Securities will reflect a return based on the performance of the Index, which is comprised of commodity futures contracts, and do not provide exposure to commodity spot prices.  The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of that commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).

t
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Index and the value of the Securities.  The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, the value of the Securities.

t
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Index and, therefore, the value of the Securities.

t
Legal and regulatory changes could adversely affect the return on and value of your Securities.  Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on an index commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  On October 18, 2011 the CFTC adopted limits that will apply to a person’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps.  The limits apply across affiliated and controlled entities and accounts and do not provide an exemption for financial hedging.  These limits will be phased in generally beginning in 2012.  Such rules may interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such index commodity or futures contracts on such index commodity or related contracts.  Other market participants are subject to the same regulatory issues and may decide, or be required to, sell their positions in such index commodity or futures contracts on such index commodity or related contracts.  While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such index commodity or futures contracts on such index commodity and therefore, the value of the Securities.

t
The amount payable on the Securities is not linked to the level of the Index at any time other than the Final Valuation Date. The Ending Level will be based on the Closing Level of the Index on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events.  Even if the level of the Index appreciates prior to the Final Valuation Date but then drops on the Final Valuation Date, the Payment at Maturity may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Index prior to such drop.  Although the actual level of the Index on the stated Maturity Date or at other times during the term of the Securities may be higher than the Ending Level, the Payment at Maturity will be based solely on the Closing Level of the Index on the Final Valuation Date as compared to the Starting Level.

t
Investing in the Securities is not equivalent to investing in the Index.  Investing in the Securities is not equivalent to investing in the Index or the futures contracts that underlie the Index.  Investors in the Securities will have no rights that investors who own the commodities or commodities futures contracts underlying the Index may have.  Any payments on the Securities will be made in cash and investors will have no right to receive any of the commodities underlying the Index.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid by investors purchasing the Securities in brokerage accounts as well as the cost of hedging the Issuer’s obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Adjustments to the Index could adversely affect the value of the Securities.  The index publisher of the Index may add, delete or substitute the commodity contracts constituting the Index or make other methodological changes that could change the value of the Index.  The index publisher may discontinue or suspend calculation or publication of the Index at any time.  Any of these actions could adversely affect the value of the Securities.  Where the Index is discontinued, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the Index and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities (and possibly to other instruments linked to the Index), including trading in swaps or futures contracts on the Index and on commodities that underlie the Index.  Some of our subsidiaries also trade in financial instruments related to the Index or the prices of the commodities or contracts that underlie the Index on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Starting Level of the Index, and therefore, could have increased the level at which the Index must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Value of the Index on the Final Valuation Date and, accordingly, the amount payable at maturity.

t
Potential conflict of interest.  As Calculation Agent, MS & Co. has determined the Starting Level and will determine the Ending Level, whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Ending Level in the event of a discontinuance of the Index or a Market Disruption Event, may adversely affect the payout to you at maturity.  In addition, because UBS Financial Services Inc. is an affiliate of UBS Securities, one of the Index sponsors, there may be a conflict with your interest as a holder of the Securities. UBS Securities is under no obligation to consider your interests as an investor in the Securities when making certain decisions and calculations related to the Index regardless of UBS Financial Services Inc.'s role as dealer for this offering of the Securities.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

t
Uncertain tax treatment.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered commodity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical.  They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Index relative to the Starting Level.  We cannot predict the Ending Level or the Closing Level of the Index on any other scheduled trading day.  You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index.  The numbers set forth in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume a Starting Level of 140 and reflect the Maximum Gain of 30%, the Multiplier of 2 and the 15% Buffer.  The actual Starting Level is specified on the cover of this pricing supplement.

Example 1 — The level of the Index increases from a Starting Level of 140 to an Ending Level of 147.  The Index Return is calculated as follows:

(147 – 140) / 140 = 5%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00	+	($10.00 × Index Return × Multiplier), and
(B) $10.00	+	($10.00 × Maximum Gain)
	=	the lesser of (A) $10.00 + ($10.00 × 5% × 2) and (B) $10.00 + ($10.00 × 30%)
	=	the lesser of (A) $10.00 + ($10.00 × 10%) and (B) $10.00 + ($10.00 × 30%)
	=	$10.00 + ($10.00 × 10%)
	=	$10.00 + $1.00
	=	$11.00

Because the Index Return of 5% multiplied by the Multiplier is less than the Maximum Gain of 30%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $11.00.

Example 2 — The level of the Index increases from a Starting Level of 140 to an Ending Level of 168.  The Index Return is calculated as follows:

(168 – 140) / 140 = 20%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00	+	($10.00 × Index Return × Multiplier), and
(B) $10.00	+	($10.00 × Maximum Gain)
	=	the lesser of (A) $10.00 + ($10.00 × 20% × 2) and (B) $10.00 + ($10.00 × 30%)
	=	the lesser of (A) $10.00 + ($10.00 × 40%) and (B) $10.00 + ($10.00 × 30%)
	=	$10.00 + ($10.00 × 30%)
	=	$10.00 + 3.00
	=	$13.00

Because the Index Return of 20% multiplied by the Multiplier is greater than the Maximum Gain of 30%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $13.00, the maximum payment on the Securities.

Example 3 — The level of the Index decreases from a Starting Level of 140 to an Ending Level of 133.  The Index Return is calculated as follows:

(133 – 140) / 140 = -5%

Because the Index Return is negative, but the Index's percentage decline of 5% is less than the Buffer of 15%, at maturity, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you the $10.00 Principal Amount (a zero percent return on the Principal Amount).

Example 4 — The level of the Index decreases from a Starting Level of 140 to an Ending Level of 112.  The Index Return is calculated as follows:

(112 – 140) / 140 = -20%

Because the Index Return is negative and the Index's percentage decline of 20% is more than the Buffer of 15%, at maturity, for each $10.00 Principal Amount of Securities Morgan Stanley will pay you an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index's percentage decline exceeds the Buffer, and the Payment at Maturity is calculated as follows:

=	$10.00 + [$10.00 × (Index Return + Buffer)
=	$10.00 + [$10.00 × (-20% + 15%)]
=	$10.00 + [$10.00 × -5%]
=	$10.00 - $0.50
=	$9.50

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities

Hypothetical Ending Level	Hypothetical Index Return	Hypothetical Payment at Maturity	Return on Securities Issued at $10.00(1)	Return on Securities Issued at $9.75(2)
280.00	100.00%	$13.00	30.00%	33.33%
266.00	90.00%	$13.00	30.00%	33.33%
252.00	80.00%	$13.00	30.00%	33.33%
238.00	70.00%	$13.00	30.00%	33.33%
224.00	60.00%	$13.00	30.00%	33.33%
210.00	50.00%	$13.00	30.00%	33.33%
196.00	40.00%	$13.00	30.00%	33.33%
182.00	30.00%	$13.00	30.00%	33.33%
168.00	20.00%	$13.00	30.00%	33.33%
161.00	15.00%	$13.00	30.00%	33.33%
154.00	10.00%	$12.00	20.00%	23.08%
147.00	5.00%	$11.00	10.00%	12.82%
143.50	2.50%	$10.50	5.00%	7.69%
140.00	0.00%	$10.00	0.00%	2.56%
136.50	-2.50%	$10.00	0.00%	2.56%
133.00	-5.00%	$10.00	0.00%	2.56%
126.00	-10.00%	$10.00	0.00%	2.56%
119.00	-15.00%	$10.00	0.00%	2.56%
112.00	-20.00%	$9.50	-5.00%	-2.56%
98.00	-30.00%	$8.50	-15.00%	-12.82%
84.00	-40.00%	$7.50	-25.00%	-23.08%
70.00	-50.00%	$6.50	-35.00%	-33.33%
56.00	-60.00%	$5.50	-45.00%	-43.59%
42.00	-70.00%	$4.50	-55.00%	-53.85%
28.00	-80.00%	$3.50	-65.00%	-64.10%
14.00	-90.00%	$2.50	-75.00%	-74.36%
0	-100.00%	$1.50	-85.00%	-84.62%

(1) This “Return on Security” is the number, expressed as a percentage, that results from the Payment at Maturity per Security to the Issue Price of $10 per Security for all investors purchasing the securities in brokerage accounts.

(2) This “Return on Security” is the number, expressed as a percentage, that results from the Payment at Maturity per Security to the Issue Price of $9.75 per Security for all investors purchasing the securities in fee-based advisory accounts.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered commodity-linked securities.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Index for each quarter in the period from January 1, 2007 through April 25, 2012.  The Closing Level of the Index on April 25, 2012 was 138.8026.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Closing Levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	173.5030	155.8800	171.9630
4/1/2007	6/30/2007	176.4840	168.5220	169.6710
7/1/2007	9/30/2007	179.7150	161.0620	178.2500
10/1/2007	12/31/2007	185.5680	172.1230	184.9640
1/1/2008	3/31/2008	219.0930	181.1570	201.5980
4/1/2008	6/30/2008	234.1150	199.5660	233.0340
7/1/2008	9/30/2008	237.9530	167.3910	167.7760
10/1/2008	12/31/2008	167.4840	106.0920	117.2440
1/1/2009	3/31/2009	123.4580	101.9990	109.7820
4/1/2009	6/30/2009	131.1160	107.4940	122.5360
7/1/2009	9/30/2009	132.9180	113.2370	127.6830
10/1/2009	12/31/2009	140.0458	124.1740	139.1873
1/1/2010	3/31/2010	145.0288	126.5582	132.1517
4/1/2010	6/30/2010	136.7546	122.0239	125.7471
7/1/2010	9/30/2010	140.2939	123.9774	140.2939
10/1/2010	12/31/2010	162.3929	138.4738	162.3929
1/1/2011	3/31/2011	169.5579	157.5752	169.5579
4/1/2011	6/30/2011	175.4211	154.6622	158.1349
7/1/2011	9/30/2011	165.8254	140.2016	140.2016
10/1/2011	12/31/2011	150.8745	136.2643	140.6802
1/1/2012	3/30/2012	149.3519	139.9437	141.9021
4/1/2012*	4/25/2012*	143.7664	137.1674	138.8026

*As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through April 25, 2012.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the Index from January 1, 2007 through April 25, 2012, based on information from Bloomberg.  Past performance of the Index is not indicative of the future performance of the Index.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t
“Closing Level” means, on any Index Business Day for the Index, the official settlement price of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below) published by the Index Publisher.  In certain circumstances, the Closing Level will be based on the alternate calculation of the Index as described under “—Discontinuance of the Index; Alteration of Method of Calculation.”  Reuters, Bloomberg and various other third party sources may report official settlement prices of the Index.  If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by the Index Publisher or its successor will prevail.

t	“Index Publisher” means CME Group Index Services LLC together with UBS Securities LLC.

t	“Index Commodity” means any commodity contract underlying the Index.

t	“Index Business Day” means any day, for the Index, on which the official settlement price of the Index is scheduled to be published by the Index Publisher or its successor.

t
“Trading Day’ means in respect of each Index Commodity, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Index Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

t
“Market Disruption Event” means, with respect to the Index or any Index Commodity, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

t
“Price Source Disruption” means (a) with respect to the Index, either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of the Index (or the price of any Successor Index, if applicable), or the information necessary for determining such price (or the price of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Index, and (b) with respect to any Index Commodity, the temporary or permanent failure of any Relevant Exchange to announce or publish the price for such Index Commodity.

t
“Trading Disruption” means, with respect to any Index Commodity, the material suspension of, or the material limitation imposed on, trading in an Index Commodity or futures contracts related to such Index Commodity on the Relevant Exchange for such Index Commodity.

t
“Disappearance of Commodity Reference Price” means (a) with respect to the Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of the Index, notwithstanding the availability of the price source or the status of trading in the Index Commodities or futures contracts related to the Index Commodities, and (b) with respect to any Index Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Index Commodity or futures contracts related to such Index Commodity on the Relevant Exchange for such Index Commodity or (ii) the disappearance of, or of trading in, such Index Commodity.

For purposes of this definition, a discontinuance of publication of the Index shall not be a Disappearance of Commodity Reference Price if the Calculation Agent shall have selected a Successor Index in accordance with “Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation.”

t	“Material Change in Formula” means the occurrence since the Trade Date of a material change in the formula for, or the method of calculating, the official settlement price of the Index.

t	“Material Change in Content” means the occurrence since the Trade Date of a material change in the content, composition or constitution of the Index or relevant futures contracts.

t
“Tax Disruption” means,  with respect to any Index Commodity, the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such Index Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Trade Date, if the direct effect of such imposition, change or removal is to raise or lower the price of such Index Commodity on any day that would otherwise be the Final Valuation Date from what it would have been without that imposition, change or removal.

t	“Relevant Exchange” means the primary exchange or market of trading for any contract or commodity then included in the Index or any Successor Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day, the Closing Level for such date will be determined on the next succeeding Index Business Day.

If a Market Disruption Event with respect to the Index or any Index Commodity occurs on the scheduled Final Valuation Date, the Calculation Agent will calculate the Closing Level for such date using as a price (i) for each Index Commodity that did not suffer a Market Disruption Event on such date, the official settlement price of such Index Commodity on such date and (ii) for each Index Commodity that did suffer a Market Disruption Event on such date, the official settlement price of such Index Commodity on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such Index Commodity; provided that, if a Market Disruption Event has occurred with respect to such Index Commodity on each of the three Trading Days immediately succeeding the Final Valuation Date, the Calculation Agent will determine the price of such Index Commodity for such date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the price of the relevant Index Commodity for the Final Valuation Date will be the arithmetic mean of such quotations.  Quotations of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained.  If fewer than three quotations are provided as requested, the price of the relevant Index Commodity for the Final Valuation Date will be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant.  In calculating the Closing Level in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the Index last in effect prior to the occurrence of a Market Disruption Event.

Alternate Exchange Calculation in case of an Event of Default

In case an event of default with respect to the Securities has occurred and will be continuing, the amount declared due and payable per Security upon any acceleration of this Securities (the “Event of Default Acceleration Amount”) will be determined by the Calculation Agent and will be an amount in cash equal to the Payment at Maturity calculated as though the price of the Index on the date of acceleration were the Closing Level on the Final Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, of the Event of Default Acceleration Amount and the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two business days after the date of acceleration.

Discontinuance of the Index; Alteration of Method of Calculation

If the Index Publisher permanently discontinues publication of the Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (a “Successor Index”), then any subsequent Closing Level will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Closing Level is to be determined.

If the Index Publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, the Final Valuation Date or the date of acceleration, as applicable, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available on such date, then the Calculation Agent will determine the Closing Level for the Index on the Final Valuation Date or the date of acceleration, as applicable, using the formula for calculating such Index last in effect prior to such discontinuance.

If the method of calculating the Index or a Successor Index is modified so that the Closing Level of the Index or Successor Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust the Index or Successor Index in order to arrive at a price of such Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Starting Level, the Ending Level, the Index Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Ending Level or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid by investors purchasing the Securities in brokerage accounts and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in swaps or futures contracts on the Index and on commodities that underlie the Index.  Such purchase activity could have increased the level of the Index, and therefore could have increased the level at which the Index must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by trading in financial instruments related to the Index or the prices of the commodities or contracts that underlie the Index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  We cannot give any assurance that our hedging activities will not affect the level of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells; provided that UBS Financial Services Inc. selling to investors purchasing the Securities in fee-based advisory accounts at a purchase price of $9.75 per Security will receive no sales commission.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Dow Jones–UBS Commodity IndexSM

The Dow Jones–UBS Commodity IndexSM

The Dow Jones – UBS Commodity IndexSM (the “Index”), is published by CME together with UBS Securities and appears on Reuters Page DJUBS.  We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, CME and UBS Securities.  The Index is calculated, maintained and published by CME, in conjunction with UBS.

The Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index.  The value of the Index is computed on the basis of hypothetical investments in the basket of commodities that make up such index.

Overview

The Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Index for 2012 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Index is a proprietary index that CME, in conjunction with UBS Securities, calculates.  The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by CME and UBS Securities at any time.

On November 4, 2011, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the Index.  McGraw-Hill and CME Group expect S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

The Dow Jones-UBS Commodity IndexSM Supervisory Committee

CME and UBS Securities have established the Dow Jones-UBS Commodity IndexSM Supervisory Committee (the “Committee”) to assist them in connection with the operation of the Index.  The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Index for the coming year.  The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Index are determined each year in June by UBS Securities LLC.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Index

Commodities Available For Inclusion in the Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Index selected for 2012 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Index.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The composition of the Index is recalculated by UBS Securities in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to “Commodity Groups.”  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas

Commodity Group	Commodity
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybean Oil
Soybeans
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Index

The Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Index are determined each year in June by AIG-FP under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (the “Index Commodities”) and their respective percentage weights.

The Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of the applicable year:

t	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Index.

t	No single commodity may constitute more than 15% of the Index.

t	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.

t	No single commodity that is in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Index is calculated by CME, in conjunction with UBS Securities, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated

Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Index value to calculate the current Index value.

The Index is a Rolling Index

The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Index is, therefore, a “rolling index.”

Index Calculation Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Index will be adjusted in the event that UBS Securities determines that any of the following index calculation exists:

t	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day,

t	the settlement value of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement value,

t	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Index, or

t	with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

“Dow Jones®,” “UBS®” “The Dow Jones – UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks or trademarks of Dow Jones Trademark Holdings LLC and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones Trademark Holdings LLC, CME Indexes, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates.  None of Dow Jones Trademark Holdings LLC, CME Indexes, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly.  The only relationship of Dow Jones Trademark Holdings LLC, CME Indexes, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of The Dow Jones – UBS Commodity IndexSM, which is determined, composed and calculated by CME Group Indexes LLC in conjunction with UBS Securities LLC without regard to Morgan Stanley or the Securities.  CME Group Index Services LLC and UBS Securities LLC have no obligation to take the needs of Morgan Stanley or the owners of the Securities into consideration in determining, composing or calculating the Index.  None of Dow Jones Trademark Holdings LLC, CME Indexes, UBS AG, UBS Securities LLC or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  None of Dow Jones Trademark Holdings LLC, CME Indexes, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to securities customers, in connection with the administration, marketing or trading of the Securities.  Notwithstanding the foregoing, UBS AG, UBS Securities LLC and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by Morgan Stanley, but which may be similar to and competitive with the Securities.  In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Index and Dow Jones-AIG Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Index, and the Securities.

Notwithstanding the language stated above, UBS Financial Services Inc., an affiliate of UBS Securities LLC, will act as dealer for this offering of Securities.

This pricing supplement relates only to commodity-linked Securities and does not relate to the exchange-traded physical commodities underlying any of the Index components.  Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates.  The information in this pricing supplement regarding the Index components has been derived solely from publicly available documents.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Index components in connection with the Securities.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR

SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND MORGAN STANLEY, OTHER THAN AMERICAN INTERNATIONAL GROUP.